SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                  FORM 8-K



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                       Date of Report:  December 10, 1998



                             MIDDLESEX WATER COMPANY
            (Exact name of registrant as specified in its charter)



         NEW JERSEY                      0-422                22-1114430
(State or other jurisdiction of       (Commission         (I.R.S. Employer
incorporation or organization)         File Number)       Identification No.)



           1500 RONSON ROAD, P.O. BOX 1500, ISELIN, NEW JERSEY 08830 (Address of principal executive offices, including zip code)




                                 (732) 634-1500
               (Registrant's telephone number, including area code)

MIDDLESEX WATER COMPANY


Item 5.       Other Events



A. Middlesex Water Company has signed an agreement with the City of South Amboy in which Middlesex would be granted a franchise to provide water service and install water system facilities in the City of South Amboy. The agreement is subject to formal City Council adoption of the franchise ordinance and is further subject to approval by the New Jersey Board of Public Utilities (BPU).

     Middlesex Water has been providing water service to the City of South Amboy since 1996. The Company has also operated and maintained South Amboy's water system through its contract operations subsidiary, Utility Service Affiliates, Inc. (USA), since 1995.

     "We are pleased to be awarded this franchise which will enable us to improve upon the advances made to the City's water system over the past two years," said J. Richard Tompkins, President of Middlesex Water. "Operating the City's water system as efficiently as possible has and will continue to be our goal," said Tompkins.

     In 1997, USA replaced all of the City's 2,600 meters with modern remote reading units. The Company also inspected, painted and repaired more than 200 of the City's fire hydrants. Upon BPU approval of the franchise, Middlesex Water and USA will continue to operate and maintain the City's water facilities.



B. Utility Service Affiliates (Perth Amboy), Inc. (USA(PA)), a subsidiary of Middlesex Water Company, today was awarded a contract to operate the City of Perth Amboy's water and sewer utilities for the next 20 years. Under this innovative agreement, USA(PA) will help the City realize increased operating efficiencies, address rapidly mounting infrastructure replacement costs and provide quality water service in an increasingly challenging regulatory environment.

     "The agreement with our neighbor, the City of Perth Amboy, provides us with a new opportunity to serve this area," said J. Richard Tompkins, President of Middlesex Water Company. "We already provide service to Woodbridge, South Amboy, Sayreville and other communities in Middlesex County so expansion into Perth Amboy makes practical sense. This partnership benefits all parties; Middlesex Water, the City of Perth Amboy and most of all Perth Amboy customers. We look forward to working with Mayor Vas and current City employees in what we expect will be a smooth transition."

     USA(PA) is set to begin operating the City's utilities effective January 1, 1999. Many of the capital improvements planned for the Perth Amboy system are scheduled to occur within the first five years of the contract. Initial plans also call for the re-metering of all customers' water meters.

     Under the terms of this privatization agreement, Perth Amboy will retain ownership of its source of water supply, the Runyon Watershed in Old Bridge. USA(PA) will operate and manage its water and sewer utilities and pay the City concession fees of $4.5 million annually for the first five years of the contract and $1.1 million for the remaining 15 years. These monies will be dedicated to a tax stabilization program. Middlesex Water would be paid $6.4 million in the first year to $9.7 million in the final year of the contract. Perth Amboy and Middlesex Water will generally share equally in new revenues generated. Middlesex will make $18 million in capital improvements using funds obtained from the Middlesex County Improvement Authority. Water and sewer rates for Perth Amboy residents will remain the same for the first five years and last three years of the agreement, and increase between four and five percent annually for years six through seventeen. Current Perth Amboy water and sewer department employees will remain city workers but will be supervised by the Company.

     The signed agreement is the culmination of months of negotiations that began last year when the City first requested proposals.

     Middlesex Water Company, organized in 1897, is an investor-owned water utility and is engaged in the business of collecting, treating and distributing water for domestic, commercial, industrial and fire protection purposes. The Company is skilled in all facets of water supply and distribution including water and wastewater treatment and the development and management of watershed properties. Utility Service Affiliates, Inc., another contract operations subsidiary created in 1995, currently operates the water system for the City of South Amboy, New Jersey.

                                    SIGNATURE






Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       MIDDLESEX WATER COMPANY
                                            (Registrant)






Date: December 10, 1998           /s/Marion F. Reynolds/
                                     Marion F. Reynolds
                                     Vice President, Secretary and Treasurer